UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Nuveen Preferred and Income Term Fund

(Exact Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Nuveen Preferred and Income Term Fund (JPI)

PROTECT SHAREHOLDER CHOICE VOTE - FOR - THE TERM PROPOSAL ON THE WHITE PROXY CARD

At this year’s Annual Meeting, to be held on April 12, 2024, at 2:00 p.m. CT, we are asking all shareholders to protect their options by voting FOR the Term Proposal, which will eliminate the term structure of the Fund and the scheduled August 31, 2024, automatic termination date.

Voting FOR the Term Proposal will ensure that you have a choice

YOU CAN EITHER
(1) CONTINUE YOUR INVESTMENT IN THE FUND WITH NO SCHEDULED FUND TERMINATION DATE, OR	(2) EXIT UP TO 100% OF YOUR INVESTMENT VIA A TENDER OFFER BY THE FUND AT NET ASSET VALUE

This proposal is a clear win-win for all shareholders You can maintain your investment in JPI after it converts to a perpetual fund, WITH a management fee discount, or if you prefer to exit the Fund you can do so at net asset value, enabling you to get the full value of your investment.

Unfortunately, this year a dissident shareholder has inexplicably opposed the Term Proposal, threatening to eliminate YOUR CHOICE to maintain your investment in JPI. That is why your vote matters more than ever.

As a reminder, JPI is a term fund that, since its inception, has been scheduled to terminate on or before August 31, 2024, unless shareholders approve the Term Proposal.

We urge every shareholder to vote on the WHITE proxy card to protect their own long-term interests and ability to choose the best path for their financial goals.

YOUR BOARD RECOMMENDS VOTING TODAY FOR THE TERM PROPOSAL TO PROTECT YOUR OPTIONS

How do I vote?

Vote Online	Vote by Phone	Vote by Mail

Using the website provided on your WHITE proxy card and following the simple instructions	By calling the toll-free number on your WHITE proxy card and following the simple instructions	By completing and returning your WHITE proxy card in the postage page envelope provided

If you have any questions about the proposals to be voted upon, please feel free to contact

Computershare Fund Services toll free at 1 (888) 815-5825.